Exhibit 10.20

IMPINJ, INC.

AMENDMENT TO JOHN QUIST EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between John Quist (“Executive”) and Impinj, Inc. (the “Company”, and together with Executive, the “Parties”) on March 31, 2011.

WHEREAS, the Parties previously entered into an Employment Agreement, dated March 10, 2006 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement to bring certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. The following paragraph is hereby inserted into Section 7(c)(iii) of the Agreement as follows:

“(iii) Release Timing. In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Payments (as defined in Section 7(e)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the end of the 60-day period for executing the release, (ii) such time as required by the payment schedule applicable to each payment or benefit, or (iii) such time as required by this Section 7(c).”

2. Section 7(d)(ii) of the Agreement is hereby amended and replaced in its entirety as follows:

“(ii) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall be deemed to occur if the Executive resigns within 30 days following the Notice and Cure Period (as defined below), due to a relocation required by the Company as a result of the Company’s relocation of Executive’s assigned work site to a location more than 50 miles from Executive’s assigned work site immediately prior to such relocation; provided, however, that such relocated work site must also be more than 50 miles from Executive’s then current home address; and provided further, however, that no Constructive Termination shall be deemed to occur if the Company offers Executive the opportunity to work remotely so that his principal work site is at his home or a location within 50 miles of his home following any relocation of his assigned work site. Notwithstanding the foregoing, Executive will resign for a “Constructive Termination” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the day of such notice (the “Notice and Cure Period”).

3. The following paragraph is hereby inserted into Section 7(e) of the Agreement as follows:

“(e) Section 409A.

(i)	Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Payments”) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A

(ii)	Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment, then, if required, the Payments, which are otherwise due to Executive on or within the 6 month period following Executive’s termination will accrue, to the extent required, during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. All subsequent Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii)	Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (i) above.

(iv)	Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(v)	Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute a Payment for purposes of clause (i) above.

(vi)	The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(vii)	For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

6. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

7. Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	IMPINJ, INC.

/s/ Evan Fein
	By:	Evan Fein

Title:	CFO

EXECUTIVE	JOHN QUIST

/s/ John Quist 3/31/11